Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated CONSOL Energy, Inc. Equity Incentive Plan, of our report dated February 17, 2009 (except for SFAS 160 Adoption in Note 1, as to which the date is June 19, 2009), with respect to the consolidated financial statements and schedule of CONSOL Energy, Inc. and Subsidiaries included in its Current Report on Form 8-K filed on June 26, 2009 and our report dated February 17, 2009 with respect to the effectiveness of internal control over financial reporting of CONSOL Energy, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Pittsburgh, Pennsylvania

June 26, 2009